Exhibit 99.1
Tallgrass Energy’s Pony Express Pipeline to Build a Connection to Holly Frontier Refinery
LEAWOOD, Kan.--(BUSINESS WIRE)-Tallgrass Energy Partners, LP (NYSE: TEP) announced today that Pony Express Pipeline has reached an agreement with Holly Frontier Corporation and its affiliates (“Holly Frontier”) to build facilities to connect Holly Frontier’s refinery complex in El Dorado, Kansas (“El Dorado Refinery”) to the Pony Express Pipeline. The El Dorado connection facilities have been designed to meet the needs of the El Dorado Refinery and will have a design capacity in excess of 100,000 barrels per day for any of the batched common stream crude types transported by the Pony Express Pipeline. The construction of the connection facilities is expected to be completed by the fourth quarter of 2017.
“This agreement is another important milestone for Pony Express as we continue to diversify the supply and demand connections on the pipeline to provide the most flexible transportation system for our customers. This connection to Holly Frontier’s refinery complex does exactly that, and in addition it supports the long-term growth of the pipeline,” said Tallgrass President and CEO, David G. Dehaemers, Jr.
About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.
Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expected design capacity and timeframe for the completion of the construction of the El Dorado connection facilities. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEP does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Contact Information
Investor Relations
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com